Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

To the Board of Directors and Stockholders Starguide Group Inc.

We consent to the inclusion in this Registration Statement of Starguide Group Inc. on Form S-1, Amendment No. 1, of our report dated April 01, 2020, which includes an explanatory paragraph as to the ability of Starguide Group Inc. to continue as a going concern, with respect to our audit of the financial statements of Starguide Group Inc. as of January 31, 2020 and 2019 and for the two years then ended, which report appears in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus with reference to expert in accounting and auditing.

/s/ Zia Masood Kiani & Co.

Zia Masood Kiani & Co. (Chartered Accountants)

Islamabad, Pakistan Date: July 14, 2020